Exhibit 21.1

DEXCOM, INC.

SUBSIDIARY (Name under which subsidiary does business)	JURISDICTION OF INCORPORATION

DEXCOM INTERNATIONAL LIMITED	CYPRUS
ROADRUNNER GREEN LIMITED	IRELAND
DEXCOM (MALAYSIA) SDN. BHD.	MALAYSIA